Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101

Contact:  Cathy Cooper
(206) 777-8246

Tuesday, March 21, 2006
FOR IMMEDIATE RELEASE


Washington Federal, Inc. Names Barbara Smith to the Board of Directors


SEATTLE - March 21, 2006 - Barbara Smith, Ph.D., has been named to the Board of Directors of Washington Federal, Inc. (Nasdaq: WFSL) and its subsidiary, Washington Federal Savings, according to Guy C. Pinkerton, Washington Federal Inc.'s Chairman. Dr. Smith's Board appointment is effective April 24, 2006.

Smith is currently president of the B. Smith Consulting Group, specializing in organizational psychology. Since 1994, B. Smith Consulting has practiced in the areas of organizational development, executive assessment and coaching, group facilitation and leadership and team development for regional and national firms.

Smith has a strong academic background coupled with experience as a facilitator and consultant for public and private industry. She was also a founding board member of the Rotary Homeless Youth Foundation for Rotary International, and an advisory board member for NORPAC Ventures. She received a doctorate in industrial-organizational psychology from the University of Washington, and has been a licensed psychologist in the state of Washington since 1993.

Washington Federal Savings provides residential real estate loans, checking, money market accounts and certificates of deposit through 122 offices in seven western states. Established in 1917, the Company reported $8.3 billion in assets and $5.1 billion in deposits as of December 31, 2005.